Press Release

Micromet Adds Former Head of Roche Oncology Kapil Dhingra, MD to Board of Directors

Bethesda, MD, February 23, 2009 -- Micromet, Inc. (NASDAQ: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced that Dr. Kapil Dhingra has joined its Board of Directors, effective as of February 18, 2009. As a result of Dr. Dhingra’s appointment, the Board is now comprised of nine members.

Dr. Dhingra has been active in oncology clinical research for over 20 years. During his tenure at Hoffmann-La Roche from 1999 to 2008, he built the largest oncology clinical development department in the industry.  Dr. Dhingra provided strategic development leadership resulting in a successful track record of global oncology drug approvals, including numerous indications for Herceptin®, MabThera®, Xeloda®, Bondronat®, Tarceva® and Avastin®. In his academic career, Dr. Dhingra received several research grants from the National Cancer Institute as well as from major oncology pharmaceutical and biotechnology companies and built an impressive record of publications in peer-reviewed journals.

“We are honored to have Dr. Dhingra join the Board of Directors,” said David F. Hale, Chairman of the Board of Micromet.  “His significant success and proven track record in the development of oncology drugs will be a tremendous asset to Micromet as we advance our clinical stage product candidates to pivotal trials.”

“Micromet’s BiTE antibodies have the potential to become the next big breakthrough in cancer therapy. Having taken part in the successful development of the first generation of therapeutic antibodies for the treatment of various cancers, I look forward to working with the board and management of Micromet and contributing to the development of its BiTE antibodies and other clinical stage product candidates. I am delighted to join the Micromet Board of Directors and look forward to supporting the company to move to the next stage of its development,” said Dr. Dhingra.

“We welcome Dr. Dhingra to the Board of Directors and look forward to his insights and experience in bringing clinical stage antibodies to market,” added Christian Itin, Ph.D., Micromet’s President and Chief Executive Officer.

Dr. Dhingra received his MBBS degree from the All India Institute of Medical Sciences in 1981 and trained as an intern and resident at New York Medical College from 1983 to 1986.  He obtained his medical oncology training at Emory University from 1986 to 1988.  He moved to Houston where he joined the faculty of The University of Texas M.D. Anderson Cancer Center, where he conducted clinical and laboratory research in addition to providing patient care.  In 1996, Dr. Dhingra joined Eli Lilly and Company as Clinical Research Physician with responsibility for the global development strategy of a novel Selective Estrogen Receptor Modulator.  In 1999, he joined Hoffmann-La Roche as Clinical Science Leader.  Over the next nine years Dr. Dhingra assumed positions of increasing responsibility, with his last position being Vice President, Head, Oncology Disease Biology Leadership Team, and Head, Oncology Clinical Development.  Throughout his industry career, he maintained an active faculty appointment, initially at Indiana University School of Medicine from 1997 to 1999 and, more recently, at Memorial Sloan Kettering Cancer Center in New York from 2000 to 2008.  Dr. Dhingra is currently heading KAPital Consulting LLC, a company dedicated to helping biotechnology, pharmaceutical and diagnostic companies realize the clinical and commercial promise of the advances in oncology.

About Micromet, Inc.

Micromet, Inc. (www.micromet-inc.com) is a biopharmaceutical company with offices in Bethesda, MD and Munich, Germany. The Company is focused on developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. The Company's novel antibody technology is based on its proprietary BiTE® antibody platform, representing a new class of antibodies that specifically activate T cells from the patient's own immune system to eliminate cancer cells or other disease related cells. Four of the Company's antibodies are currently in clinical trials, with the remainder of its product pipeline in preclinical development. The Company's lead program is a BiTE antibody known as blinatumomab, or MT103. It is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma. Micromet is developing blinatumomab in collaboration with MedImmune, LLC, a subsidiary of AstraZeneca plc. Micromet's second BiTE antibody in clinical development is MT110, which targets the epithelial cell adhesion molecule (EpCAM). The Company owns all rights to MT110, which is currently in a phase 1 clinical trial for the treatment of patients with solid tumors. The Company's third clinical stage antibody is adecatumumab, also known as MT201, a traditional human monoclonal antibody that targets EpCAM-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. Micromet licensed a fourth clinical stage antibody, MT293, to TRACON Pharmaceuticals, Inc. MT293 is being developed in a phase 1 clinical trial for the treatment of patients with cancer. The Company's preclinical programs include MT203 being developed in collaboration with Nycomed. MT203 is a traditional human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis. Micromet has granted an exclusive option to Bayer Schering Pharma AG to license a BiTE antibody against an undisclosed solid tumor target. Additional BiTE antibodies, targeting CEA, CD33, Her2, EGFR and MCSP, respectively, are in different stages of preclinical development.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, and expectations of the future expansion of our product pipeline and collaborations. You are urged to consider statements that include the words "may," "will," "believes," "potential," "expects," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These risk factors and others are more fully discussed in Micromet’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the SEC on November 6, 2008, as well as other filings by the company with the SEC.

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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